Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
April 19, 2007

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-4588
Jack Pargeon	(614) 480-3878	Jeri Grier-Ball	(614) 480-5413
HUNTINGTON BANCSHARES REPORTS:
•	2007 FIRST QUARTER NET INCOME OF $95.7 MILLION AND EARNINGS PER COMMON SHARE OF $0.40
•	Includes the negative impact from significant items, including equity investment losses ($0.02 per common share), a negative net MSR mark-to-market net of hedge-related trading activity ($0.01 per common share), and litigation losses ($0.01 per common share).
•	2007 FULL-YEAR REPORTED EARNINGS TARGET OF $1.84-$1.89 PER SHARE
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2007 first quarter earnings of $95.7 million, or $0.40 per common share. Results in the year-ago first quarter were $104.5 million, or $0.45 per common share.
     Highlights compared with the 2006 fourth quarter included:
•	$0.40 earnings per common share, up from $0.37 per common share in the prior quarter.
•	Current quarter results were negatively impacted by significant items, including equity investment losses ($0.02 per common share), a negative net MSR mark-to-market net of hedge-related trading activity ($0.01 per common share), and litigation losses ($0.01 per common share).

•	2006 fourth quarter results were negatively impacted by $0.10 per common share from significant items, including the net impact of completing the balance sheet restructuring begun after the end of the 2006 third quarter ($0.05 per common share) and a contribution to the Huntington Foundation ($0.03 per common share).
•	3.36% net interest margin, up from 3.28%.

•	5% annualized growth in average total commercial loans.

•	7% annualized decline in average total consumer loans.
•	12% annualized decline in average residential mortgages, due to the sale of $103 million of loans at the end of the fourth quarter.

•	5% annualized decline in average home equity loans.

•	4% annualized decline in average total automobile loans and leases, reflecting a decline in automobile leases, partially offset by growth in average automobile loans.
•	2% annualized increase in average total core deposits.

•	Mixed performance in core fee income categories, reflecting good growth in mortgage banking, trust services, and brokerage and insurance income, partially offset by seasonal declines in service charges on deposit accounts and other service charges and fees.

•	0.28% annualized net charge-offs, down 7 basis points.

•	1.08% period-end allowance for loan and lease losses (ALLL) ratio, up from 1.04%.

•	0.79% period-end non-performing asset (NPA) ratio, up from 0.74% at December 31, 2006, with 56% of total period end NPAs secured by residential real estate assets and assets guaranteed by the U.S. Government.

•	7.06% period-end tangible common equity ratio, up from 6.87%.
     “We were generally quite pleased with first quarter performance in a number of key areas,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Though earnings performance fell short of our expectations, this was primarily due to equity investment and litigation losses. Compared with the 2006 fourth quarter our net interest margin expanded 8 basis points to 3.36%, the highest level since the 2005 second quarter. Balance sheet growth mirrored expectations as average commercial loans grew at an annualized 5% rate, with softness in the real estate markets contributing to declines in average real estate mortgages and home equity loans. Average automobile loans grew, partially reflecting a new dealer program that resulted in our receiving a higher percentage of their automobile loan applications. Mortgage banking, trust services, and brokerage and insurance income all posted increases, though service charges on deposit accounts declined seasonally. Adjusted expenses were well contained and were down 4% from the fourth quarter.”
     “Credit quality performance was mixed,” he continued. “We were very pleased that the first quarter net charge-off ratio was only 28 basis points, down from 35 basis points in the 2006 fourth quarter, and well below our 35-45 basis point targeted range. Our NPA ratio increased 5 basis points to 0.79% of related assets. Our loan loss reserve ratio at quarter end was 1.08%, up from 1.04%. This reflected provision expense that exceeded net charge-offs by $11.3 million. Our reserve level is strong given our view that full-year net charge-offs will be at the low end of our targeted range. The economic environment remains challenging, but the underlying momentum of the first quarter gives us confidence that we will be able to continue to grow earnings in coming quarters.”
     “We also made very good progress in moving forward with our pending merger with Sky Financial Group, Inc.,” he noted. “A lot of detailed planning is underway. We remain highly confident that this merger should generate significant shareholder value.”
FIRST QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2007 first quarter performance included (see Table 1 below):

•	$8.5 million pre-tax ($5.5 million after tax or $0.02 per common share) in equity investment losses, resulting from investments in three hedge funds with a combined market value at March 31, 2007 of $25.9 million. These funds are invested in financial services-related companies, some of which are involved in sub-prime lending or related activities, and were particularly hard hit by declining equity values.

•	$2.0 million pre-tax ($1.3 million after tax or $0.01 per common share) negative impact, reflecting a mortgage servicing rights (MSR) mark-to-market, net of hedge-related trading activity.

•	$1.9 million pre-tax ($1.2 million after tax or $0.01 per common share) negative impact due to litigation losses inherited from a bank acquired more than 9 years ago.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax	EPS

March 31, 2007 - GAAP earnings	$95.7 (3)	$0.40
• Equity investment losses	(8.5)	(0.02)
• MSR mark-to-market net of hedge-related trading activity	(2.0)	(0.01)
• Litigation losses	(1.9)	(0.01)

December 31, 2006 - GAAP earnings	$87.7 (3)	$0.37
• Equity investment gains	3.3	0.01
• Gain on sale of MasterCard® stock	2.5	0.01
• Completion of balance sheet restructuring	(20.2)	(0.05)
• Huntington Foundation contribution	(10.0)	(0.03)
• Automobile lease residual value losses	(5.2)	(0.01)
• Severance and consolidation expenses	(4.5)	(0.01)
• MSR mark-to-market net of hedge-related trading activity	(2.5)	(0.01)

March 31, 2006 - GAAP earnings	$104.5 (3)	$0.45
• MSR FAS 156 accounting change	5.1	0.01
• Adjustment to defer home equity annual fees	(2.3)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, Loans and Leases, Investment Securities, and Deposits
2007 First Quarter versus 2006 First Quarter
     Fully taxable equivalent net interest income increased $12.1 million, or 5% ($11.8 million merger-related), from the year-ago quarter, reflecting the favorable impact of a $1.1 billion, or 4%, increase in average earning assets, and an increase in the fully taxable equivalent net interest margin of 4 basis points to 3.36%. Average total loans and leases increased $1.3 billion, or 5%

($1.1 billion merger-related). This primarily reflected growth in commercial loans, partially offset by declines in total consumer loans.
     Average total commercial loans increased $1.3 billion, or 12% ($0.5 billion merger-related). This growth reflected a $0.9 billion, or 17%, increase in average middle market C&I loans and a $0.4 billion, or 21%, increase in average small business loans. Average middle market CRE loans were essentially unchanged.
     Average residential mortgages increased $0.2 billion, or 4%, and average home equity loans increased 2%. However, without the favorable impact attributed to the Unizan merger, both would have declined. These declines reflected continued softness in these markets and sales of mortgage loans in each of the last three quarters.
     Compared with the year-ago quarter, average total automobile loans and leases decreased $0.3 billion, or 7%, with the Unizan merger having no significant impact. The decrease primarily reflected continued softness in lease production levels over this period from low consumer demand and competitive pricing.
     Average automobile loans increased $0.2 billion, or 11%. This growth reflected two factors: (1) the purchase of the residual portion of two matured 2003 automobile loan securitizations, and (2) growth indirectly related to the introduction of the “Huntington Plus” program for automobile dealers in the latter half of last year. This is a program where lower credit-scored automobile loans are originated for dealers and then sold without recourse the next day to an independent third party. As such, this program did not directly impact average balances. However, it did influence dealers to increase their overall allocation of prime automobile loan applications to Huntington, resulting in an 18% increase in prime loan production during the quarter and growth in related average balances.
     Average total investment securities decreased 11% from the 2006 first quarter, reflecting our strategy to reduce the level of investment securities as part of our interest rate risk management.
     Average total core deposits in the 2007 first quarter increased $1.2 billion, or 6% ($1.0 billion merger-related), from the year-ago quarter. Most of the increase reflected higher average core certificates of deposit, which increased $1.1 billion ($0.4 billion merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.4 billion, or 19% ($0.1 billion merger-related), and average non-interest bearing deposits increased $0.1 billion, all merger-related. In contrast, average savings and other domestic deposits declined $0.3 billion, or 9%, and average money market accounts declined $0.1 billion, even though the Unizan merger added $0.2 billion and $0.3 billion of such deposits, respectively.
2007 First Quarter versus 2006 Fourth Quarter
     Compared with the 2006 fourth quarter, fully taxable equivalent net interest income decreased $2.5 million, or 1%. This was principally due to the reduction in the number of days in the 2007 first quarter compared with the 2006 fourth quarter. It also reflected a decline in average earnings assets, primarily in average investment securities and average total consumer loans, partially offset by the positive impact of an 8 basis point increase in the net interest margin to 3.36%. Half of the increase in the net interest margin reflected the benefit of a lower day count in the first quarter versus fourth quarter, with the remaining improvement equally contributed by an enriched earning asset mix and a lower cost funding mix.
     Average total loans and leases declined less than one percent with good growth in average total commercial loans more than offset by a decline in average total consumer loans.
     Average total commercial loans increased $0.1 billion, or 1%, from the prior quarter. This included 3% growth in average middle market C&I loans, reflecting a three percentage point increase in utilization rates. Average small business loans increased 2%. These increases were partially offset by a 2% decline in average middle market CRE loans, reflecting softness in residential real estate markets.
     Average residential mortgages decreased $0.1 billion, or 3%, reflecting the full impact of the sale of $103 million of mortgage loans at the end of the 2006 fourth quarter. Average home equity loans declined 1%.
     Compared with the 2006 fourth quarter, average total automobile loans and leases declined 1%. The decline primarily reflected an 8% decline in average automobile leases as production levels continued to decline with lease production down 3% from the 2006 fourth quarter. In contrast, average automobile loans increased 5% from the 2006 fourth quarter, reflecting the purchase of the residual portion of two matured 2003 automobile loan securitizations, as well as an 18% increase in automobile loan production.
     Average investment securities decreased $0.2 billion, or 5%, from the 2006 fourth quarter, reflecting the decision to sell certain investment securities as part of our interest rate risk management process.
     Average total core deposits increased slightly from the 2006 fourth quarter, reflecting growth in average total consumer core deposits, partially offset by a decline in average total commercial core deposits. Average interest bearing demand deposits increased 6% and average core certificates of deposit increased 1%, reflecting the factors impacting comparisons to the year-ago quarter noted above. In contrast, average money market deposits, non-interest bearing demand deposits, and savings and other domestic deposits each declined 1%. The decline in average non-interest bearing demand deposits primarily reflected seasonal factors.
Provision for Credit Losses
     The provision for credit losses in the 2007 first quarter was $29.4 million, up $9.9 million from the year-ago quarter, and up $13.7 million from the 2006 fourth quarter. The provision for credit losses in the 2007 first quarter exceeded same period net charge-offs by $11.3 million (see Credit Quality Discussion).
Non-Interest Income
2007 First Quarter versus 2006 First Quarter
     Non-interest income decreased $14.4 million from the year-ago quarter, reflecting:
•	$22.7 million decline in other income primarily related to a $14.2 million decrease in automobile operating lease income as that portfolio continued its run off since no automobile operating leases have been originated since April 2002. Also contributing to the decline was an $8.5 million loss on equity investments in the current period (see Significant Items).

Since 2002, the company has invested $15.0 million in three financial services equity hedge funds. Management views such investments as helpful in improving competitive and market intelligence. In 2006, financial services stock price performance was particularly strong and equity investment gains were identified as Signficant Items in the second and fourth quarters. In contrast, during the 2007 first quarter, such equities significantly underperformed, resulting in the current quarter’s loss. The total value of these investments at March 31, 2007, was $25.9 million.

•	$3.8 million, or 29%, decline in mortgage banking income, reflecting a $6.6 million negative impact of MSR valuation adjustments, net of hedge-related trading activity, as the prior year included a $5.1 million positive impact from adopting FAS 156, allowing MSRs to be carried at fair value. Additionally, MSR valuation adjustments, net of hedge-related trading activity, represented a $2.0 million net loss in the 2007 first quarter. This negative impact was partially offset by a $2.8 million increase in other mortgage banking income, primarily gains on sold loans, increases in origination and secondary marketing income, and increased servicing fees.
Partially offset by:
•	$4.6 million, or 22% ($1.1 million merger-related), increase in trust services income, reflecting (1) a $2.4 million increase in institutional trust income largely due to the acquisition of Unified Fund Services, Inc. in December 2006, (2) a $1.1 million increase in personal trust income, mostly merger-related, and (3) a $1.0 million increase in fees from Huntington Funds, reflecting 13% fund asset growth.

•	$3.6 million, or 9% ($1.1 million merger-related), increase in service charges on deposit accounts, reflecting a $2.3 million, or 9%, increase in personal service charges, primarily NSF/OD, and a $1.3 million, or 9%, increase in commercial service charge income.

•	$1.7 million, or 15% ($0.2 million merger-related), increase in other service charges and fees, primarily reflecting a $1.3 million, or 15%, increase in fees generated by higher debit card volume.
     Table 2 shows that on a reported basis non-interest income declined 9% from the year-ago period. However, when first quarter reported total non-interest income for both years are adjusted for automobile operating lease income, equity investment losses (gains), the MSR FAS 156 accounting change, and Unizan merger-related non-interest income, non-interest income increased 8% from the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest income performance and is used for measuring the effectiveness of strategies to grow fee income.

Table 2 — Non-interest Income Analysis

	1Q07	Better/(Worse)		1Q06
(in millions)		Amount	Percent
Total non-interest income — reported	$145.2	$(14.4)	(9)%	$159.5
Automobile operating lease income	(2.9)			(17.0)

Sub-total	142.3	(0.2)	(0)	142.5
Equity investment losses (gains)	8.5			(1.5)
MSR FAS 156 accounting change	—			(5.1)
Unizan merger-related (1)	(7.2)			(2.4)

Total non-interest income — adjusted	$143.6	$10.2	8%	$133.4

(1)	Estimated period impact
2007 First Quarter versus 2006 Fourth Quarter
     Non-interest income increased $4.6 million from the 2006 fourth quarter, reflecting:
•	$15.9 million positive change in securities gains (losses) as the current quarter included $0.1 million of investment securities gains, which compared favorably with $15.8 million of investment securities losses in the prior quarter (see Significant Items).

•	$3.2 million increase in mortgage banking income, primarily due to higher gains on the sales of mortgage loans than in the fourth quarter and increased origination and secondary marketing income.

•	$2.4 million, or 10%, increase in trust services income, primarily reflecting the benefits from the Unified Fund Services acquisition.

•	$1.5 million, or 10%, increase in brokerage and insurance income, reflecting higher annuity and mutual fund revenues.
Partially offset by:
•	$14.0 million decline in other income, primarily reflecting the current quarter’s $8.5 million of equity investment losses compared with $3.3 million of such gains in the prior quarter. Also contributing to the decline in other income was a $2.4 million decrease in automobile operating lease income, and the fact that the prior quarter included a $2.5 million gain on the sale of MasterCard® stock. These negatives were partially offset by fees associated with the “Huntington Plus” automobile dealer program and higher capital markets income.

•	$3.8 million, or 8%, decline in service charges on deposit accounts, reflecting seasonal trends in NSF fees.
     Table 3 shows that on a reported basis non-interest income increased 3% from the 2006 fourth quarter. However, when reported total non-interest income is adjusted for the 2006 fourth quarter gain on sale of MasterCard® stock and both quarters are adjusted for automobile operating lease income, equity investment losses (gains), and the investment securities portfolio losses (gains), non-interest income increased 4%. Management views this adjusted measure as more indicative of underlying non-interest income performance for the 2007 first quarter.

Table 3 — Non-interest Income Analysis

	1Q07	Better/(Worse)		4Q06
(in millions)		Amount	Percent
Total non-interest income — reported	$145.2	$4.6	3%	$140.6
Automobile operating lease income	(2.9)			(5.3)

Sub-total	142.3	7.0	5	135.3
Gain on sale of MasterCard® stock	—			(2.6)
Equity investment losses (gains)	8.5			(3.3)
Investment securities portfolio losses (gains)	(0.1)			15.8

Total non-interest income — adjusted	$150.7	$5.5	4%	$145.3
Non-Interest Expense
2007 First Quarter versus 2006 First Quarter
     Non-interest expense increased $3.7 million, or 2%, from the year-ago quarter, reflecting:
•	$3.1 million, or 2%, increase in personnel expense, with Unizan contributing $5.2 million, partially offset by lower full-time equivalent staff.

•	$2.0 million, or 10%, increase in outside data processing and other services of which $0.3 million was Unizan merger-related and $0.6 million representing merger-costs associated with the pending Sky Financial Group merger.

•	$1.9 million, or 11%, increase in net occupancy expense ($0.9 million merger-related).

•	$1.7 million, or 10%, increase in equipment expense ($0.3 million merger-related), reflecting higher depreciation associated with recent technology investments.

•	$1.4 million increase in the amortization of intangibles, all merger-related.

•	$1.1 million, or 21%, increase in professional services expense, including costs associated with the pending acquisition of Sky Financial Group.
Partially offset by:
•	$7.5 million decline in other expense, reflecting a $10.6 million decline in automobile operating lease expense as that portfolio continued its runoff, partially offset by higher litigation losses.
     Current period non-interest expense included $0.8 million of merger-costs associated with the pending acquisition of Sky Financial Group, of which $0.6 million consisted of outside programming costs. The remaining merger-costs were spread over a number of expense categories.
     Discerning underlying non-interest expense performance trends requires adjusting reported non-interest expense so expenses in different periods can be analyzed on a comparable basis. Excluding automobile operating lease expense is helpful because its decline may overstate the impact of expense control efforts. Conversely, the merger with Unizan added expenses.
     Table 4 shows that on a reported basis non-interest expense increased 2% from the year-ago quarter. However, when first quarter reported total non-interest expense for both years are adjusted for automobile operating lease expense and Unizan merger-related expense, and the current quarter is adjusted for litigation losses and Sky Financial Group merger-costs, non-

interest expense was essentially unchanged from the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest expense performance and is used for measuring the effectiveness of strategies to control expenses.
Table 4 — Non-interest Expense Analysis

	1Q07	Better/(Worse)		1Q06
(in millions)		Amount	Percent
Total non-interest expense — reported	$242.1	$(3.7)	(2)%	$238.4
Automobile operating lease expense	(2.0)			(12.7)

Sub-total	240.0	(14.3)	(6)	225.7
Litigation losses	(1.9)			—
Unizan merger-related (1)	(17.4)			(5.9)
Sky Financial Group merger-costs	(0.8)			—

Total non-interest expense — adjusted	$219.9	$(0.1)	(0)%	$219.8

(1)	Includes estimated period impact plus increased intangible amortization
2007 First Quarter versus 2006 Fourth Quarter
     Non-interest expense decreased $25.7 million from the 2006 fourth quarter, reflecting:
•	$23.9 million decrease in other expense, reflecting higher 2006 fourth quarter expenses due to that quarter’s $10.0 million contribution to the Huntington Foundation, $5.2 million of higher residual value losses on automobile leases, and $3.5 million related to the restructuring of FHLB advances, as well as a $1.9 million decline in automobile operating lease expense.

•	$3.3 million, or 2%, decline in personnel costs, reflecting the 2006 fourth quarter’s $4.5 million of severance and consolidation costs.

•	$2.5 million, or 28%, decrease in professional services, reflecting lower expenses associated with collection activities and lower consulting costs related to revenue initiatives.
Partially offset by:
•	$2.6 million, or 15%, increase in net occupancy expense due to seasonally higher costs.

•	$1.5 million, or 24%, increase in marketing expense.

•	$1.1 million, or 5%, increase in outside data processing and other services expense, including $0.6 million of merger costs associated with the pending Sky Financial Group acquisition.
     Table 5 shows that on a reported basis non-interest expense declined 10% from last quarter. However, when non-interest expense for both years are adjusted for automobile operating lease expense, the current quarter’s litigation losses and Sky Financial Group merger costs, and the prior quarter’s Huntington Foundation contribution, severance and consolidation expense, FHLB restructuring and other losses, and Unizan merger cost recovery, non-interest expense was down 4% from the prior quarter. Management views this adjusted measure as more indicative of underlying non-interest expense performance for the 2007 first quarter.

Table 5 — Non-interest Expense Analysis

	1Q07	Better/(Worse)		4Q06
(in millions)		Amount	Percent
Total non-interest expense — reported	$242.1	$25.7	10%	$267.8
Automobile operating lease expense	(2.0)			(4.0)

Sub-total	240.0	23.8	9	263.8
Litigation losses	(1.9)			—
Huntington Foundation contribution	—			(10.0)
Severance and consolidation expenses	—			(4.5)
FHLB funding restructuring/other losses	—			(3.5)
Unizan merger costs (recoveries)	—			0.4
Sky Financial Group merger costs	(0.8)			—

Total non-interest expense — adjusted	$237.4	$8.8	4%	$246.2
Income Taxes
     The provision for income taxes in the 2007 first quarter was $33.5 million with an effective tax rate of 25.9%. The effective tax rate prior to the anticipated merger of Sky Financial Group, Inc. should remain around this level.
Credit Quality
     Total net charge-offs for the 2007 first quarter were $18.1 million, or an annualized 0.28% of average total loans and leases. This performance remained below the long-term targeted range of 0.35%-0.45%. This was also below the $24.2 million, or an annualized 0.39%, in the year-ago quarter and $23.0 million, or an annualized 0.35%, of average total loans and leases in the 2006 fourth quarter.
     Total commercial net charge-offs in the first quarter were $2.5 million, or an annualized 0.08%. This was down $8.1 million from $10.6 million, or an annualized 0.38%, in the year-ago quarter, and down from $6.8 million, or an annualized 0.22%, in the 2006 fourth quarter. The higher level of middle market CRE net charge-offs in the 2006 fourth quarter was influenced by stress in the housing market, and a charge-off associated with the strategic exit of a relationship with a major Ohio-based homebuilder. Net charge-offs on small business loans were $2.1 million, or an annualized 0.34%, in the current quarter. This compared favorably to $3.7 million, or an annualized 0.73%, in the year-ago quarter, and $4.5 million, or an annualized 0.75%, in the 2006 fourth quarter.
     Total consumer net charge-offs in the current quarter were $15.7 million, up $2.0 million, or 15%, from $13.7 million in the year-ago quarter. When expressed as an annualized percentage, total consumer net charge-offs in the 2007 first quarter were 0.46% of average related loans, up from 0.40% in the year-ago quarter. Compared with the 2006 fourth quarter, total consumer net charge-offs decreased $0.5 million, or 3%, from $16.2 million with the annualized net charge-off ratio unchanged at an annualized 0.46% of average related loans.
     Automobile loan and lease net charge-offs declined $1.4 million, or 22%, from the year-ago quarter, and $0.2 million, or 4%, from the 2006 fourth quarter. Expressed as a percent of average total automobile loans and leases, such charge-offs were 0.52% in the current quarter, down from 0.62% in the year-ago quarter and 0.54% in the prior quarter. Some of the decline from the prior quarter is seasonal. Overall, the automobile loan and lease portfolios continued to perform well within expectations.

     Residential mortgage net charge-offs totaled $1.9 million, or an annualized 0.17% of related average balances. While higher than $0.7 million, or an annualized 0.07%, in the year-ago quarter, they were lower than the $2.2 million, or an annualized 0.19% in the prior quarter, as that quarter reflected a level of larger-dollar losses that declined as expected.
     Home equity net charge-offs in the 2007 first quarter were $6.0 million, or an annualized 0.49%, up from $4.5 million, or an annualized 0.37%, in the year-ago quarter, and up from $5.8 million, or an annualized 0.47%, in the prior quarter.
     NPAs were $206.7 million at March 31, 2007, and represented 0.79% of related assets. This represented a $51.8 million, or 33%, increase from $154.9 million, or 0.59% of related assets, at the end of the year-ago quarter, and a $13.1 million, or 7%, increase from $193.6 million, or 0.74% of related assets, at December 31, 2006.
     Contributing to the $51.8 million increase in NPAs from the year-ago period was a $30.0 million increase in other real estate owned (OREO), reflecting foreclosed mortgage loans fully guaranteed by the U.S. government, which prior to the 2006 second quarter were reported as over 90-day delinquent but still accruing loans. This change in reporting also contributed to the $10.5 million increase in assets guaranteed by the U.S. government, from $18.3 million at the end of the 2006 first quarter to $28.7 million at March 31, 2007. At March 31, 2007, 56% of total NPAs were secured by residential real estate assets or were guaranteed by the U.S. Government, which have shown low loss experience historically. This compared favorably with the 51% level of such NPAs at the end of the year-ago quarter, but declined from 59% at December 31, 2006.
     NPLs, which exclude OREO, increased $21.8 million, or 16%, from the year-earlier period to $157.3 million at March 31, 2007. NPLs increased $13.2 million, or 9%, from December 31, 2006. Contributing to the $13.2 million increase in NPLs, were increases in middle market CRE loans ($7.6 million, up 22%), small business loans ($4.2 million, up 16%), residential mortgages ($3.0 million, up 9%), and home equity loans ($1.1 million, up 7%). These increases were partially offset by a $2.7 million, or 8%, decline in middle market C&I loan NPLs.
     For residential real estate secured portfolios, as assets are transferred to NPL or OREO status, their values are written down to market values, with a resulting increase in related current period net charge-offs. This revaluation of the assets mitigates to some degree the potential for further net charge-offs associated with these assets in coming periods. NPLs expressed as a percent of total loans and leases were 0.60% at March 31, 2007, up from 0.52% a year earlier, and from 0.55% at December 31, 2006.
     The over 90-day delinquent, but still accruing, ratio was 0.27% at March 31, 2007, up from 0.20% at the end of the year-ago quarter, and up from 0.23% at December 31, 2006.
Allowances for Credit Losses (ACL) and Loan Loss Provision
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At March 31, 2007, the ALLL was $283.0 million, which was down slightly from $283.8 million a year earlier, but $10.9 million higher than $272.1 million at December 31, 2006. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2007, was 1.08%, down from 1.09% a year ago, but up from 1.04% at December 31, 2006. The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 6 shows the change in the ALLL ratio and each reserve component for the 2007 first and 2006 fourth and first quarters.
Table 6 — Components of ALLL as Percent of Total Loans and Leases

				1Q07 change from
	1Q07	4Q06	1Q06	4Q06	1Q06

Transaction reserve (1)	0.89%	0.86%	0.88%	0.03%	0.01%
Economic reserve	0.19	0.18	0.21	0.01	(0.02)

Total ALLL	1.08%	1.04%	1.09%	0.04%	(0.01)%

(1)	Includes specific reserve
     The increase in the transaction reserve component reflected pressure resulting from softness in the residential and commercial real estate markets as reflected in higher levels of monitored credits. Though monitored credits increased during the quarter, on both an absolute and relative basis, they remained below the year-ago level.
     The ALLL as a percent of NPLs was 180% at March 31, 2007, down from 209% a year ago, and from 189% at December 31, 2006. The ALLL as a percent of NPAs was 137% at March 31, 2007, down from 183% a year ago, and from 141% at December 31, 2006. At March 31, 2007, the AULC was $40.5 million, up from $39.3 million at the end of the year-ago quarter, and from $40.2 million at December 31, 2006.
     On a combined basis, the ACL as a percent of total loans and leases at March 31, 2007, was 1.23%, down from 1.24% a year ago, but up from 1.19% at December 31, 2006. The ACL as a percent of NPAs was 157% at March 31, 2007, down from 209% a year earlier and 161% at December 31, 2006. The decline in the NPA coverage ratio reflected (1) a higher percentage of NPAs secured by residential real estate or guaranteed by the U.S. Government, which have an inherently lower potential for loss, and (2) a reporting change in 2006 to include in NPAs on foreclosed loans guaranteed by GNMA and serviced by Huntington, that had been previously reported as 90-day past due loans.
Capital
     At March 31, 2007, the tangible equity to assets ratio was 7.06%, up from 6.97% a year ago, and from 6.87% at December 31, 2006. At March 31, 2007, the tangible equity to risk-weighted assets ratio was 7.69%, down from 7.80% at the end of the year-ago quarter, but up from 7.65% at December 31, 2006. The increases in these ratios from December 31, 2006, primarily reflected growth in retained earnings.
     There were no share repurchases during the quarter under the current authorization, as all such repurchases have been suspended pending shareholder approval of the Sky Financial Group merger. There are currently 3.9 million shares remaining available under the current share repurchase authorization announced April 20, 2006. When permitted, the company may make additional share purchases from time-to-time in the open market or through privately negotiated transactions depending on market conditions.

2007 OUTLOOK
     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes potential unusual, one-time items, or selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted.
     Our expectation is that the 2007 economic environment will continue to be negatively impacted by weakness in real estate markets and the automotive manufacturing and supplier sector. How much these factors will affect banking activities and overall credit quality trends is unknown. However, it is our expectation that any impact will be mostly concentrated in our East Michigan and Northern Ohio regions. Interest rates are expected to remain relatively stable and it is anticipated that the yield curve will continue to remain slightly inverted. We will continue to target our interest rate risk position at our customary neutral position.
     On December 20, 2006, the company announced its pending merger with Sky Financial Group. This merger is subject to approval by Huntington and Sky Financial shareholders, regulatory approvals, and other customary closing conditions. As previously announced, the merger is expected to close early in the 2007 third quarter and is estimated to be slightly accretive to 2007 reported earnings, excluding merger charges. The following list of assumptions is for Huntington excluding any impact from Sky Financial Group. However, the 2007 full year reported earnings per share guidance includes this targeted accretion.
•	Revenue growth in the low- to mid-single digit range, reflecting: (1)
•	Full-year net interest margin relatively consistent with that of the 2007 first quarter level.

•	Average total loan growth in the mid-single digit range, with total commercial loans in the mid- to upper-single digit range and total consumer loans being flat, reflecting continued softness in residential mortgages and home equity loans.

•	Core deposit growth in the low- to mid-single digit range.

•	Non-interest income growth in the mid- to higher-single digit range.
•	Non-interest expense growth in the low single-digit range.

•	Revenue that grows faster than expenses, resulting in positive operating leverage in the low single digit range and continued improvement in the efficiency ratio.

•	NPA levels are expected to rise, reflecting pressure from continued economic weakness in our markets, and resulting higher levels of monitored credits.

•	However, only modest increases in the allowance for loan and lease loss ratio is expected from its current level, and the full-year net charge-off ratio is still expected to remain at the lower end of our 0.35%-0.45% targeted range.

•	No sizable stock repurchase activity.

(1)	Excluding automobile operating lease accounting impact.

     Within this type of environment, and given 2007 first quarter performance that included a negative impact from equity investment losses and litigation losses, targeted full-year 2007 reported earnings is $1.84-$1.89 per common share, excluding merger-related charges and including an estimated slight earnings per share accretion impact from the Sky Financial Group merger.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 3152140. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through April 30, 2007 at 800-642-1687; conference ID 3152140.
Forward-looking Statement
     This document contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Huntington and Sky Financial, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Huntington and Sky Financial may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; Huntington and/or Sky Financial’s stockholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Huntington’s 2006 Annual Report on Form 10-K, Sky Financial’s 2006 Annual Report on Form 10-K, and documents subsequently filed by Huntington and Sky Financial with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither Huntington nor Sky Financial assumes any obligation to update any forward-looking statement.
Additional Information About the Merger and Where to Find It
     In connection with the proposed merger of Huntington Bancshares Incorporated and Sky Financial Group, Huntington and Sky Financial will be filing relevant documents concerning the transaction with the Securities and Exchange Commission. On February 26, 2007, Huntington filed a registration statement on Form S-4 with the Securities and Exchange Commission, which includes a proxy statement/prospectus. On April 2, 2007, Huntington filed Amendment No. 1 to the registration statement. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Huntington and Sky Financial, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Huntington, Huntington Center, 41 South High Street, Columbus, Ohio 43287, Attention: Investor Relations, 614-480-4060, or Sky Financial, 221 South Church Street, Bowling Green, Ohio, 43402. The final proxy statement/prospectus will be mailed to stockholders of Huntington and Sky Financial.
Stockholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information.
     The directors and executive officers of Huntington and Sky Financial and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Huntington’s directors and executive officers is available in its proxy statement filed with the SEC by Huntington on March 8, 2006. Information regarding Sky Financial’s directors and executive officers is available in its proxy statement filed with the SEC by Sky Financial on February 23, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2007 first quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to included/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time an event or transaction might significantly impact revenues, expenses or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger-related integration costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-off related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management excludes it from the list of “Significant Items”.

     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2006 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to the Unizan Merger
     The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans, and core deposits of $1.5 billion. Unizan results were only in consolidated results for a partial quarter in the 2006 first quarter, but fully impact all quarters thereafter. As a result, performance comparisons between 2007 first quarter and the 2006 first quarter periods are affected, as Unizan results were not in the prior period for a full quarter. In contrast, comparisons between the 2007 first and 2006 fourth third quarter results are not affected given Unizan fully impacted both of these quarters. Comparisons of the 2007 first quarter compared with the 2006 first quarter reporting periods are impacted as follows:
•	Increased reported average balance sheet, revenue, expense, and credit quality results (e.g., net charge-offs).

•	Increased reported non-interest expense items as a result of costs incurred as part of merger-integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. These net merger costs were $1.0 million in the 2006 first quarter, and a net cost recovery of $0.4 million in the 2006 fourth quarter.
     Given the impact of the merger on reported 2006 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, two terms relating to the impact of the Unizan merger on reported results are used:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent expenses associated with merger integration activities.
     The following methodology has been implemented to estimate the approximate effect of the Unizan merger used to determine “merger-related” impacts.
Balance Sheet Items
     For loans and leases, as well as core deposits, balances as of the acquisition date are pro-rated to the post-merger period being used in the comparison. To estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Full quarter estimated impacts for subsequent periods were developed using this same pro-rata methodology. This methodology assumes acquired balances remain constant over time.

Income Statement Items
     For income statement line items, Unizan’s actual full year results for 2005 were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the actual post-merger amount is used.
     Table 7 below provides detail of changes to selected reported results to quantify the impact of the Unizan merger and the impact of all other factors using this methodology:
Table 7 — Estimated Impact of Unizan Merger
2007 First Quarter versus 2006 First Quarter

					Unizan
Average Loans and Deposits	First Quarter		Change		Merger	Other
(in millions)	2007	2006	Amount	Percent	Related	Amount	Percent

Loans
Middle-market C&I	$6,070	$5,174	$896	17.3%	$47	$849	16.4%
Middle-market CRE	3,923	3,921	2	0.1	482	(480)	(12.2)
Small business	2,466	2,035	431	21.2	—	431	21.2

Total commercial	12,459	11,130	1,329	11.9	529	800	7.2

Automobile loans and leases	3,913	4,215	(302)	(7.2)	47	(349)	(8.3)
Home equity	4,913	4,833	80	1.7	149	(69)	(1.4)
Residential mortgage	4,496	4,306	190	4.4	272	(82)	(1.9)
Other consumer	422	447	(25)	(5.6)	112	(137)	(30.6)

Total consumer	13,744	13,801	(57)	(0.4)	580	(637)	(4.6)

Total loans	$26,203	$24,931	$1,272	5.1%	$1,109	$163	0.7%

Deposits
Demand deposits — non-interest bearing	$3,530	$3,436	$94	2.7%	$115	$(21)	(0.6)%
Demand deposits — interest bearing	2,349	1,974	375	19.0	61	314	15.9
Money market deposits	5,489	5,588	(99)	(1.8)	279	(378)	(6.8)
Savings and other domestic deposits	2,827	3,095	(268)	(8.7)	162	(430)	(13.9)
Core certificates of deposit	5,455	4,389	1,066	24.3	414	652	14.9

Total core deposits	19,650	18,482	1,168	6.3	1,031	137	0.7

Other deposits	4,801	4,546	255	5.6	120	135	3.0

Total deposits	$24,451	$23,028	$1,423	6.2%	$1,151	$272	1.2%

					Unizan
Selected Income Statement Categories	First Quarter		Change		Merger	Other
(in thousands)	2007	2006	Amount	Percent	Related	Amount	Percent

Net interest income — FTE	$259,602	$247,516	$12,086	4.9%	$11,796	$290	0.1%

Service charges on deposit accounts	$44,793	$41,222	$3,571	8.7%	$1,052	$2,519	6.1%
Trust services	25,894	21,278	4,616	21.7	1,102	3,514	16.5
Brokerage and insurance income	16,082	15,193	889	5.9	304	585	3.9
Bank owned life insurance income	10,851	10,242	609	5.9	524	85	0.8
Other service charges and fees	13,208	11,509	1,699	14.8	206	1,493	13.0
Mortgage banking income (loss)	9,351	13,194	(3,843)	(29.1)	172	(4,015)	(30.4)
Securities gains (losses)	104	(20)	124	N.M.	—	124	N.M.
Gains on sales of automobile loans	1,144	448	696	N.M.	—	696	N.M.
Other income	23,750	46,468	(22,718)	(48.9)	1,424	(24,142)	(52.0)

Total non-interest income	$145,177	$159,534	$(14,357)	(9.0)	$4,784	$(19,141)	(12.0)

Personnel costs	$134,639	$131,557	$3,082	2.3%	$5,150	$(2,068)	(1.6)%
Net occupancy	19,908	17,966	1,942	10.8	860	1,082	6.0
Outside data processing and other services	21,814	19,851	1,963	9.9	334	1,629	8.2
Equipment	18,219	16,503	1,716	10.4	344	1,372	8.3
Professional services	6,482	5,365	1,117	20.8	982	135	2.5
Marketing	7,696	7,301	395	5.4	178	217	3.0
Telecommunications	4,126	4,825	(699)	(14.5)	244	(943)	(19.5)
Printing and supplies	3,242	3,074	168	5.5	—	168	5.5
Amortization of intangibles	2,520	1,075	1,445	N.M.	1,379	66	6.1
Other expense	23,426	30,898	(7,472)	(24.2)	2,018	(9,490)	(30.7)

Total non-interest expense	$242,072	$238,415	$3,657	1.5	$11,489	$(7,832)	(3.3)

Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $35 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 141 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through 375 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, New Jersey, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2007	2006		Percent Changes vs.
(in thousands, except per share amounts)	First	Fourth	First	4Q06	1Q06
Net interest income	$255,555	$257,989	$243,680	(0.9)%	4.9%
Provision for credit losses	29,406	15,744	19,540	86.8	50.5
Non-interest income	145,177	140,606	159,534	3.3	(9.0)
Non-interest expense	242,072	267,790	238,415	(9.6)	1.5

Income before income taxes	129,254	115,061	145,259	12.3	(11.0)
Provision for income taxes	33,528	27,346	40,803	22.6	(17.8)

Net Income	$95,726	$87,715	$104,456	9.1%	(8.4)%

Net income per common share — diluted	$0.40	$0.37	$0.45	8.1%	(11.1)%
Cash dividends declared per common share	0.265	0.250	0.250	6.0	6.0
Book value per common share at end of period	12.95	12.80	12.56	1.2	3.1
Tangible book value per common share at end of period	10.29	10.12	9.95	1.7	3.4

Average common shares — basic	235,586	236,426	230,968	(0.4)	2.0
Average common shares — diluted	238,754	239,881	234,363	(0.5)	1.9

Return on average assets	1.11%	0.98%	1.26%
Return on average shareholders’ equity	12.9	11.3	15.5
Return on average tangible shareholders’ equity (2)	16.5	14.5	18.0
Net interest margin (3)	3.36	3.28	3.32
Efficiency ratio (4)	59.2	63.3	58.3
Effective tax rate	25.9	23.8	28.1

Average loans and leases	$26,204,133	$26,300,262	$24,931,138	(0.4)	5.1
Average loans and leases — linked quarter annualized growth rate.	(1.5)%	(0.2)%	7.6%
Average earning assets	$31,274,869	$31,673,903	$30,181,627	(1.3)	3.6
Average total assets	34,929,961	35,469,530	33,488,628	(1.5)	4.3
Average core deposits (5)	19,650,205	19,576,197	18,482,960	0.4	6.3
Average core deposits — linked quarter annualized growth rate (5)	1.5%	(1.0)%	15.0%
Average shareholders’ equity	$3,014,229	$3,084,345	$2,729,188	(2.3)	10.4

Total assets at end of period	34,979,299	35,329,019	35,665,909	(1.0)	(1.9)
Total shareholders’ equity at end of period	3,051,360	3,014,326	3,080,180	1.2	(0.9)

Net charge-offs (NCOs)	18,118	22,969	24,216	(21.1)	(25.2)
NCOs as a % of average loans and leases	0.28%	0.35%	0.39%
Non-performing loans and leases (NPLs)	$157,330	$144,133	$135,509	9.2	16.1
Non-performing assets (NPAs)	206,678	193,620	154,893	6.7	33.4
NPAs as a % of total loans and leases and other real estate (OREO)	0.79%	0.74%	0.59%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.08	1.04	1.09
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.23	1.19	1.24
ALLL as a % of NPLs	180	189	209
ALLL as a % of NPAs	137	141	183

Tier 1 risk-based capital ratio (6)	8.97	8.93	8.94
Total risk-based capital ratio (6)	12.80	12.79	12.91
Tier 1 leverage ratio (6)	8.24	8.00	8.53
Average equity / assets	8.63	8.70	8.15
Tangible equity / assets (7)	7.06	6.87	6.97

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the ‘Significant Factors Influencing Financial Performance Comparisions’ for additional discussion regarding these key factors.

(2)	Net income less expense (net of tax) for amortization for intangibles for the period divided by average tangible common shareholder’s equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average identifiable intangible assets and goodwill.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($2.5 million for 1Q 2007, $3.0 million for 4Q 2006 and $1.1 million for 1Q 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.

(6)	March 31, 2007 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting FAS 158 from the regulatory capital calculations.

(7)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).